Exhibit 10.4

SHARE SUBSCRIPTION AGREEMENT

by and among

GARENA INTERACTIVE HOLDING LIMITED

GARENA ONLINE PRIVATE LIMITED

and

TENCENT LIMITED

March 23, 2016

SHARE SUBSCRIPTION AGREEMENT

This SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into as of March 23, 2016 by and among the following parties:

A.	GARENA INTERACTIVE HOLDING LIMITED, a Cayman Islands exempted company limited by shares with its registered office at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”);

B.	GARENA ONLINE PRIVATE LIMITED, a Singapore company with its office at 1 Fusionopolis Place, #17-10, Galaxis, Singapore 138522 (the “Singapore Sub”); and

C.	TENCENT LIMITED, a British Virgin Islands company with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Purchaser”).

RECITALS

A. WHEREAS, the Company is a company limited by shares duly incorporated and validly existing under the laws of the Cayman Islands;

B. WHEREAS, the Company desires to create a new series of preference shares, par value US$0.005 per share in the share capital of the Company and the rights and privileges as set forth in the Memorandum and Articles (the “Series B Preference Shares”);

C. WHEREAS, the Company, Singapore Sub and Ponorogo Investments Limited, a wholly-owned subsidiary of Khazanah Nasional Berhad with its registered office at Level 33, Tower 2, Petronas Twin Towers, Kuala Lumpur City Centre, 50088, Malaysia (“Ponorogo”) have entered into a Share Subscription Agreement (the “Ponorogo Share Subscription Agreement”) dated as of the date hereof, pursuant to which, Ponorogo subscribed for 899,342 Series B Preference Shares (“Ponorogo Subscription”); and

D. WHEREAS, concurrently with the Ponorogo Subscription, the Company desires to allot and issue to the Purchaser, and the Purchaser agrees to subscribe for, 276,720 of the Company’s Series B Preference Shares upon the terms set out in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the Parties agree as follows:

1.	DEFINITIONS.

1.1	Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Action” shall mean any action, suit, litigation, proceeding, claim, arbitration, investigation or administrative proceeding.

“Affiliate” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Anti-Bribery Law” shall mean: (i) the UK Bribery Act 2010; (ii) the US Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder; and (iii) any other anti-bribery and anti-corruption Law to which the Company and the other Group Companies are subject.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean a day (other than Saturdays, Sundays or statutory holidays) on which banks generally are open to the public for business in Singapore, Malaysia and the People’s Republic of China.

“Closing” shall have the meaning ascribed to it in Section 2.2 hereof.

“Company” shall have the meaning ascribed to it in the Preamble.

“Contractual Arrangement” shall mean the arrangements in connection with the formation and operation of the Contractual Arrangement Entities, as evidenced by and set out in the documentation listed in Section C3, Section D3, Section E3 and Section F3 of the Disclosed Documents Index and similar documentation for the other Contractual Arrangement Entities.

“Contractual Arrangement Entities” shall mean Garena Online Holding 2 (Thailand) Co., Ltd., Garena Holding 2 (Thailand) Co., Ltd., Unicorn Holding 2 (Thailand) Co., Ltd., Turbo Cash Holding 2 (Thailand) Co., Ltd., Shopee Holding 2 (Thailand) Co., Ltd., Garena Taiwan Co., Ltd., Shopee (Taiwan) Co. Ltd., Hoa Binh Informatics Joint Stock Company, Garena Philippines, Inc., Busy Bee Company Limited, Ecommerce Services Development Joint Stock Company, Shopee Company Limited, Fofo Distribution Inc., Garena China Private Limited, Hevolve Private Limited, Shanghai Jingle Information Technology Co. Ltd., Vietnam Esports Development Joint Stock Company, Dongjing Investment Co., Ltd. and PT Komunika Jaya Nusantara.

“Control” shall mean, with respect to any Person, having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by contract (including any contractual arrangements) or otherwise, and such ability shall also be deemed to exist when any other Person holds a majority of the outstanding voting securities, or the economic rights and benefits, of such Person; and “Controlled” shall be construed accordingly.

“DEI Incentive” shall mean the Development and Expansion Incentive granted to the Singapore Sub by the Singapore Economic Development Board on 25 November 2011.

“Disclosed Documents Index” shall mean the document index under Section 1.1 of the Disclosure Schedule, which sets out all documentation provided or made available to the Purchaser and/or its representatives during its due diligence review.

“Disclosure Schedule” shall have the meaning ascribed to it in Section 3 hereof.

“Event” shall mean any event, act, omission, transaction, circumstance, effect or occurrence.

“Financial Statements” shall mean (i) the audited consolidated financial statements of the Group, which comprise the statements of financial position of the Group and the Company as at 31 December 2013 and 2014, the statements of changes in equity of the Group and the Company and the consolidated statement of comprehensive income and statement of cash flows of the Group for the financial year then ended, and a summary of significant accounting policies and other explanatory information and the independent auditor’s report and (ii) the unaudited consolidated statement of financial position and statement of comprehensive income of the Company and Group for the financial years ended 31 December 2015.

“Founder” shall mean Li Xiaodong, a Singapore permanent resident (NRIC number: S7761395A) residing at 13S Hillcrest Road, Hillcrest Villa, Singapore 286747.

“Fundamental Warranties” shall mean those Warranties set out in Sections 3.1 to 3.6 hereof.

“Governmental Authority” shall mean the government of any nation, province, state, city, locality or other political subdivision, court, administrative agency or commission or other authority thereof (including any Tax Authority), any entity (including any quasi-governmental or private body) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation, compliance or quasi-governmental authority, and any corporation or other entity owned or controlled, through share or capital ownership or otherwise, by any of the foregoing.

“Government Official” shall mean:

(a)	any official, employee or representative of, or any other person acting in an official capacity for or on behalf of:

(i)	any Governmental Authority, including any entity owned or controlled thereby;

(ii)	any political party or political candidate; or

(iii)	any public international organisation; or

(b)	any candidate for political office or any person acting on his or her behalf.

“Group Companies” shall mean the Company and any other Person (except individuals) Controlled by the Company (each a “Group Company” and collectively, the “Group”) including, for the avoidance of doubt, the Contractual Arrangement Entities, as set forth in the group structure chart under Section 3.4 of the Disclosure Schedule.

“Group Company Financial Statements” shall mean in respect of each of the Company, Singapore Sub, Garena Malaysia Sdn. Bhd., Garena Taiwan Co., Ltd., Garena Philippines, Inc., Shanghai Jingle Information Technology Co. Ltd., Garena Online (Thailand) Co. Ltd., its audited balance sheet and profit and loss statement for the financial years ended 31 December 2013 and 31 December 2014.

“Group Company Inbound Technology Licenses” shall have the meaning ascribed to it in Section 3.17(d) hereof.

“Group Company Technology” shall have the meaning ascribed to it in Section 3.17(b) hereof.

“IFRS” shall mean International Financial Reporting Standards.

“Indemnifiable Loss” shall have the meaning ascribed to it in Section 9.1 hereof.

“Indemnitee” shall have the meaning ascribed to it in Section 9.1 hereof.

“Indemnitors” shall have the meaning ascribed to it in Section 9.1 hereof.

“Investors’ Rights Agreement” shall mean the third amended and restated investors’ rights agreement among the Company, the Purchaser and the other parties thereto, to be entered into as of the Closing, in the form attached as Exhibit A hereto.

“Key Employee” shall mean any of the Founder, Ye Gang, David Chen Jingye and Mai Thanh Binh (together, the “Key Employees”).

“Law” shall mean any statute, law, rule, regulation, guideline, ordinance, code, policy or rule of common law issued, administered or enforced by any Governmental Authority, or any judicial or administrative interpretation thereof.

“Lien” shall mean any interest of any person (including any right to acquire, option or right of preemption or conversion), lien, pledge, charge, claim, mortgage, security interest, assignment, hypothecation, title retention, restriction or other encumbrance, security agreement or arrangement of any sort, or any agreement to create any of the above.

“Management Financial Statements” shall mean the unaudited consolidated balance sheets and the profit and loss statements of the Group for the financial period beginning on 1 January 2015 and ending on 31 December 2015.

“Material Adverse Effect” shall mean any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to be materially adverse to the assets, liabilities, business, condition (financial or otherwise), or results of operations of the Group Companies taken as a whole; provided, however, that in no event shall any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been, a “Material Adverse Effect”: (A) changes affecting the economic conditions or financial markets generally in any country or region in which any Group Company conducts business; (B) changes in IFRS or any interpretation thereof after the date hereof, or to applicable Laws or the interpretation or enforcement thereof; (C) changes that are the result of factors generally affecting the industries in which the Group Companies operate; (D) changes affecting the financial, credit or securities markets in which any Group Company operates, including changes in interest rates or foreign exchange rates; or (E) natural disasters, declarations of war, acts of sabotage or terrorism or armed hostilities in each case occurring after the date hereof, except to the extent that the matters in (A) to (D) above have an impact on the assets, liabilities, business, condition (financial or otherwise) or results of the Group Companies taken as a whole that is materially disproportionate to the effect on other participants in the industries and geographic markets in which the Group Companies conduct their business.

“material contract” shall have the meaning ascribed to it in Section 3.21 hereof.

“Memorandum and Articles” shall mean the fifth amended and restated memorandum and articles of association of the Company, in the form attached as Exhibit B hereto and which shall be effective on or prior to Closing.

“Option Plan” shall mean the share incentive plan established by the Company on September 30, 2009, as amended, as evidenced by and set out in the document listed in Section A3(ii) with reference 1 of the Disclosed Documents Index.

“Option Schedule” shall mean the schedule of options granted pursuant to the Option Plan which is attached hereto as Exhibit C.

“Ordinary Shares” shall mean the ordinary shares in the share capital of the Company, with a par value of US$0.005 each, with the rights and privileges as set forth in the Memorandum and Articles.

“Other Group Companies” shall mean Fofo Distribution, Inc. and Sao Thanh Company Limited; and “Other Group Company” shall mean any of them.

“Parties” shall mean the Company, the Singapore Sub and the Purchaser, and “Party” shall be construed accordingly.

“Permitted Lien” means (i) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves on the applicable financial statements, and (ii) Liens incurred in the ordinary course of business, which (a) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens, and (b) were not incurred in connection with the borrowing of money.

“Person” or “person” shall mean any corporation, company, partnership, firm, limited liability company, other business organisation, entity, government, state or agency of state or any joint venture, association, works council or employee representative body (whether or not having separate legal personality) and any individual.

“PIIA” shall mean, as applicable, “Garena Employee Confidentiality Agreement” and the “Garena Inventions Agreement” listed in Section B5 with references 2 and 3 respectively of the Disclosed Documents Index.

“Ponorogo” shall have the meaning ascribed to it in the Recitals.

“Ponorogo Purchase Price” shall have the meaning ascribed to it in Section 6.7 hereof.

“Ponorogo Share Subscription Agreement” shall have the meaning ascribed to it in the Recitals.

“Ponorogo Subscription” shall have the meaning ascribed to it in the Recitals.

“Proprietary Rights” shall mean any and all patents, patent rights, rights in inventions, discoveries, improvements, concepts, innovations, industrial models, copyrights, moral rights, author’s rights, works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), URLs, web sites, web pages and any part thereof, technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, proprietary processes, proprietary rights, technology, engineering, discoveries, formulae, algorithms, operational procedures, trade names, trade dress, trademarks, domain names, service marks, rights in logos, rights to sue for passing off, mask works, the goodwill of the business symbolized or represented by the foregoing, customer lists, any other intellectual property rights and any other proprietary information and common law rights subsisting now or in the future, in each case: (i) anywhere in the world; (ii) whether registered or unregistered (including, for any of them, all applications, rights to apply and rights to claim priority); and (iii) including, in respect of any of them, all reissues, re-examinations, continuations, continuations-in-part, divisions, extensions and renewals thereof.

“Purchase Price” shall have the meaning ascribed to it in Section 2.1 hereof.

“Purchased Shares” shall have the meaning ascribed to it in Section 2.1 hereof.

“Purchaser” shall have the meaning ascribed to it in the Preamble.

“Qualified Public Offering” shall have the meaning given to it in the Investors’ Rights Agreement.

“Remuneration Returns” shall mean, in respect of each employee of the Company and/or the Singapore Sub, the Form IR8A or 8E, and Appendix 8B, or Form IR21 and Appendix 2 to be completed for each financial year.

“Repayment Deadline” shall have the meaning ascribed to it in Section 6.7 hereof.

“Required Deductions” shall mean deductions and retentions of or on account of Tax as each Group Company was or is obliged or entitled to make in connection with all payments made by it during the ordinary course of business.

“ruling” shall have the meaning ascribed to it in Section 3.25(f) hereof.

“Seed Preferred Shares” shall mean the seed preferred shares in the share capital of the Company, with a par value of US$0.005 each and the rights and privileges as set forth in the Memorandum and Articles.

“Series A Preference Shares” shall mean the series A preference shares in the share capital of the Company, with a par value of US$0.005 each and the rights and privileges as set forth in the Memorandum and Articles.

“Series B Preference Shares” shall have the meaning ascribed to it in the Recitals.

“Shares” shall mean all of the Ordinary Shares, the Series A Preference Shares, the Seed Preferred Shares and the Series B Preference Shares.

“Significant Group Companies” shall mean those companies listed in Schedule 2, and “Significant Group Company” shall mean any one of them.

“Singapore Sub” shall have the meaning ascribed to it in the Preamble.

“Standard Terms and Conditions of Employment” shall mean, as applicable, the standard terms and conditions of employment of the Group, as evidenced by and set out in the document listed in Section B5 with reference 1, together with the associated employment agreements applicable to employees as listed in Section B5 with references 2 to 5, Section C6 with reference 2, Section D6, Section E5 with reference 1, Section F6 with reference 1, Section G6 and Section H5 with reference 1 and 2.

“Tax” or “Taxes” shall mean any national, provincial, state or local taxes (including indirect taxes) imposed, levied, collected, withheld or assessed by any governmental authority on income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, gains, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added (including Singapore goods and services tax), alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and regardless of whether such taxes are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and “Taxation” shall be construed accordingly.

“Tax Authority” shall mean any taxing or other authority competent to impose any Tax liability or assess or collect any Tax.

“Tax Claim” shall mean a claim under Section 9.1(b) or in respect of a breach of the Tax Warranties.

“Tax Warranties” shall mean those Warranties set out in Section 3.25 hereof.

“Terms” shall have the meaning ascribed to it in Section 10.1 hereof.

“Transaction Agreements” shall mean this Agreement, the Investors’ Rights Agreement and the Memorandum and Articles.

“Transfer Pricing Adjustment” shall have the meaning ascribed to it in Section 3.25(c) hereof.

“US$” shall mean the lawful currency of the United States of America from time to time.

“Warranties” shall have the meaning ascribed to it in Section 3 hereof.

1.2	Exhibits and Schedules. The following schedules and exhibits are a part of this Agreement and hereby are deemed incorporated herein by reference:

Schedule 1 Disclosure Schedule
Schedule 2 Significant Group Companies
Exhibit A Investors’ Rights Agreement
Exhibit B Memorandum and Articles
Exhibit C Option Schedule

1.3	Unless the context otherwise requires:

(a)	references to a company include references to any body corporate or entity with legal person status or any unincorporated body of Persons without legal person status;

(b)	references to law or laws include references to regulations and regulatory requirements, modified or re-enacted from time to time;

(c)	words in the singular include the plural, and vice versa;

(d)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of any words preceding them; and

(e)	words importing any gender include all genders.

2.	AGREEMENT TO ISSUE AND SUBSCRIBE FOR SERIES B PREFERENCE SHARES AT THE CLOSING.

2.1	Agreement to Issue and Subscribe for the Purchased Shares. Subject to the terms and conditions hereof, at the Closing, the Company shall issue to the Purchaser, and the Purchaser shall subscribe for, an aggregate of 276,720 Series B Preference Shares (the “Purchased Shares”) for a price per share of US$144.55 or an aggregate purchase price of US$40,000,000 (the “Purchase Price”).

2.2	Closing. Unless this Agreement shall have been terminated pursuant to Section 8.1, and unless otherwise mutually agreed in writing between the Company and the Purchaser, the issuance and subscription of the Purchased Shares (the “Closing”) shall take place via the electronic exchange of documents and signatures on a date to be specified by the Company and the Purchaser, which shall be no later than the fifth (5th) Business Day immediately following the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) is satisfied or, if permissible, waived in accordance with this Agreement.

2.3	Deliveries at the Closing. At the Closing:

(a)	the Company shall deliver the following items to the Purchaser, against payment by the Purchaser of the Purchase Price and the delivery by the Purchaser of the Investors’ Rights Agreement duly signed by it in accordance with Section 2.3(b), a certified true copy of the register of members of the Company as of the date of the Closing reflecting the Purchaser’s ownership of the Purchased Shares.

(b)	the Purchaser shall, subject to delivery of all of the items set out in Section 2.3(a):

(i)	deliver an original of the Investors’ Rights Agreement duly executed by the Purchaser; and

(ii)	pay the Purchase Price by wire transfer of immediately available US$ funds to the following bank account:

Bank: United Overseas Bank Limited

Beneficiary account name: GARENA INTERACTIVE HOLDING LIMITED

Beneficiary account No.: 301-902-253-4

Swift code: UOVBSGSG

Bank address: 80 Raffles Place, UOB Plaza 1, Singapore 048624

Branch Code: 001.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Unless specifically indicated otherwise, the Company hereby represents and warrants to the Purchaser that the statements in this Section 3, except as set forth in the disclosure schedule attached hereto as Schedule 1 (the “Disclosure Schedule”) (the “Warranties” and each a “Warranty”) are all true and correct as of the date hereof. For the purposes of this Section 3, any reference to the Company’s “knowledge” with respect to any matter shall be deemed to mean the actual awareness of such matter (having made due and careful enquiry) of the Founder, Nick Nash, Ye Gang, Hou Tianyu, Chen Jingye, Lucas Jiang, Retty Liu, Terry Zhao, Mai Thanh Binh and Yanjun Wang. The Warranties shall be deemed to be repeated as true and correct on Closing by reference to the facts and circumstances then existing as if references in the Warranties to the date of this Agreement were references to the date of Closing.

3.1	Organisation, Good Standing and Qualification.

The Company and each other Significant Group Company is duly organised, validly existing and in good standing under, and by virtue of, the relevant laws in the jurisdiction of its incorporation, and has all requisite power and authority to carry on its business as now conducted.

3.2	Due Authorisation.

All corporate action on the part of the Company and the Singapore Sub, their respective directors and shareholders necessary for the authorisation, execution and delivery of each Transaction Agreement to which the Company or the Singapore Sub (as the case may be) is a party, the authorisation, issuance and delivery of all of the Purchased Shares, and, as applicable, the performance of its obligations under each Transaction Agreement to which the Company or the Singapore Sub (as the case may be) is a party, has been taken. The Transaction Agreements will, when executed, constitute valid and binding obligations of the Company and/or the Singapore Sub (as the case may be) enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganisation and similar laws affecting creditors’ rights generally and to general equitable principles.

3.3	Capitalisation.

(a)	The authorised share capital of the Company is US$236,250 divided into 40,000,000 Ordinary Shares of which 17,654,640 shares are issued and outstanding; 1,000,000 Seed Preferred Shares of which 1,000,000 shares are issued and outstanding; and 6,250,000 Series A Preference Shares of which 6,250,000 shares are issued and outstanding. The Company has reserved a total of 5,000,000 Ordinary Shares for issuance pursuant to the Option Plan, 2,923,719 of which have been issued and are outstanding resulting from exercise of the options granted pursuant to the Option Plan. All outstanding Shares of the Company are duly and validly issued, fully paid and non-assessable, and such Shares have been issued in compliance with the requirements of the applicable laws and regulations, and the Memorandum and Articles.

(b)	Other than as set forth in the Option Plan, the Transaction Agreements and the Contractual Arrangements, there are no securities, options, warrants, conversion privileges or other rights or agreements outstanding or under which any of the Group Companies is or may become obligated to issue any securities of any class or series and no person has the right (exercisable now or in the future and whether contingent or not) to call for the allotment or issue of any securities (including share or loan capital) in the Company or any of the Group Companies.

(c)	None of the Company’s outstanding shares, and no shares issuable upon exercise, conversion, or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal, options or other rights to purchase such shares (whether in favour of the Company or any other person), pursuant to any agreement or commitment to which the Company is a party or of which the Company is aware, except for the rights imposed in the Transaction Agreements or any issuance or agreement to issue any shares pursuant to the Option Plan.

(d)	The Purchased Shares are and will on the date of Closing be free from any encumbrances.

(e)	No Group Company owns or has any interest of any nature in any shares, debentures or other securities issued by any undertaking, other than in connection with another Group Company.

(f)	Section 3.3(f) of the Disclosure Schedule sets forth a list of all outstanding shareholders and security holders of the Company immediately before and immediately after the Closing.

3.4	Group Structure Chart. The group structure chart under Section 3.4 of the Disclosure Schedule sets out all Group Companies and is true and accurate in every respect.

3.5	Other Group Companies. The Other Group Companies are dormant in nature and/or do not contribute material revenue or material Proprietary Rights to the Group.

3.6	Valid Issuance of Purchased Shares. The Purchased Shares and their issuance have been duly authorized and, when issued, allotted and delivered in accordance with the terms of this Agreement, the Purchased Shares will be validly issued in accordance with applicable law, fully paid and non-assessable, and their issuance is not subject to any Liens or to any pre-emptive or similar rights that have not been validly waived, except for the rights imposed under the Memorandum and Articles and in the Investors’ Rights Agreement in relation to the transfer of such shares following their issuance.

3.7	Financial Statements. The Financial Statements (a) were prepared in accordance with IFRS (except for the omission of notes in respect of the unaudited statements) thereto applied on a consistent basis throughout the periods involved; (b) fully and fairly present in all material respects the financial condition and position of the Group and the assets and liabilities to which they relate as of the dates indicated therein and the results of operations and cash flows of the Group for the periods indicated therein; and (c) do not contain unusual or material audit adjustments.

3.8	Group Company Financial Statements. The Group Company Financial Statements (a) were each prepared in accordance with the accounting standards, policies, principles and practices generally accepted at the date of preparation in the jurisdiction in which such Group Company is subject to the laws; (b) give a true and fair view of the financial condition and position of the Group Company and the assets and liabilities to which they relate as of the dates indicated therein and the results of operations and cash flows of that Group Company for the periods indicated therein; and (c) do not contain unusual or material audit adjustments.

3.9	Management Financial Statements. The Management Financial Statements are interim, management, unaudited, consolidated accounts prepared on the basis of principles consistent with past practice and to such extent the Financial Statements have been prepared with reasonable care and attention from the accounting records of the Group and have been prepared in all material respects in accordance with IFRS on a basis consistent with past practice having regard to the purpose for which they were created and are accurate in all material respects and not misleading in any material respect.

3.10	Liabilities. No Group Company has any indebtedness for borrowed money or other indebtedness in the nature of borrowings (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any similar arrangements the purpose of which is to raise money) that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable, except (i) as reflected in the Financial Statements for the financial year ended 31 December 2014 or as disclosed in the Management Financial Statements for the financial year ended 31 December 2015; (ii) trade payables incurred in the ordinary course of business; and (iii) other liabilities not constituting indebtedness for borrowed money or other indebtedness in the nature of borrowings (as set out above).

3.11	Credit facilities. No Group Company has any bank borrowings which exceed applicable overdraft limits. No circumstances have arisen which could entitle a provider of finance to any Group Company to call in the whole or any part of the monies advanced or to enforce its security. No provider of finance to any Group Company has demanded repayment or indicated that the existing facility will be withdrawn or reduced or not renewed or that any terms thereof will be altered to the disadvantage of that Group Company.

3.12	Absence of Insolvency. None of the Group Companies is unable to pay its debts as and when such debts fall due, is subject to any insolvency proceedings or has had (or has had a notice given or filed of an intention to have) a receiver, liquidator or administrator appointed over its assets. No order has been made, petition presented or resolution passed for the winding up of any Group Company.

3.13	Title to Properties and Assets. Each of the Company and the other Significant Group Companies has good and marketable title to all of its material tangible properties and material assets, personal and mixed, used or held for use in its business, and in each case such property and assets are not subject to any Lien other than Permitted Liens.

3.14	Real Property. The Significant Group Companies do not own or hold the legal title to any land, building or other real property and Section 3.14 of the Disclosure Schedule sets out all the material land and buildings leased or occupied by the Significant Group Companies (“Properties”, and each, a “Property”). In relation to each Property, there is no material subsisting breach, nor any material non-observance of any covenant, condition or agreement contained in the tenancy or lease on the part of either the relevant landlord or the relevant Significant Group Company.

3.15	Insurance. All business assets which are capable of being insured have at all material times been and are insured in amounts reasonably regarded as adequate against fire and other risks normally insured against by companies carrying on similar businesses or owning assets of a similar nature and each Significant Group Company has at all material times been and is adequately covered against accident, physical loss or damage, confiscation or expropriation of any such assets by any foreign government and other risks normally covered by insurance by such companies.

3.16	Activities Since 31 December 2014. Except as required under the transactions contemplated under the Transaction Agreements, none of the following events has occurred with respect to any Group Company since 31 December 2014 and prior to the date hereof:

(a)	the occurrence of any Event which has had, or is reasonably likely to have, a Material Adverse Effect;

(b)	the carrying on of business other than in the ordinary and usual course;

(c)	any authorisation, declaration, payment or making of any dividend or of any other distribution (whether in cash, stock or in kind) upon or with respect to any class or series of its share capital or any other equity interest or any reduction in paid-up share capital;

(d)	the issuance, or agreement to issue, any share or loan capital or other similar interest other than any issuance or agreement to issue any shares pursuant to the Option Plan;

(e)	save as in the ordinary course of business, any incurrence of indebtedness for money borrowed or any other liabilities;

(f)	any sale, exchange, assignment, or other disposition of any material assets or rights out of the ordinary course of business of any Group Company or creation of any encumbrance on any of its material assets or rights;

(g)	any acquisition or other purchase of any material assets or rights out of the ordinary course of business of any Group Company;

(h)	any agreements or transactions with any of its officers or directors or any entity controlled by any of such individuals or with its shareholders or persons related to such shareholders, except the employment contracts in connection with the employment of its officers or directors;

(i)	any satisfaction or discharge of any Lien (other than Permitted Liens) or payment of any obligation out of the ordinary course of business of any Group Company; or

(j)	any departure by a director from the board of any Significant Group Company or resignation or termination of any Key Employee or any material change in the terms of employment of any Key Employee which, taken together, could increase the total staff costs of the Group by more than US$500,000 per annum.

3.17	Intellectual Property; Status of Proprietary Rights.

(a)	All of the registered Proprietary Rights and Proprietary Rights that are the subject of applications for registration are owned by each Significant Group Company are valid and subsisting, and are not the subject of any challenge and/or opposition by any person.

(b)	Each Significant Group Company legally and beneficially owns free and clear of all Liens (except for Permitted Liens), or has the valid right or license to use, all products, materials, software, tools, software tools, computer programs, specifications, source code, object code, improvements, discoveries, user interfaces, software, mask works, internet domain names, enterprise or business names, logos, data, information and inventions, and all documentation and media constituting, describing or relating to the foregoing, that is required or used in the Group’s business as currently conducted together with all Proprietary Rights in or to all of the foregoing (collectively, the “Group Company Technology”).

(c)	The possession, development, use, offering, marketing, licensing, distribution, sale and other exploitation by each Significant Group Company of any and all Group Company Technology as now conducted does not, and did not in the last two (2) years, (i) infringe, violate, misappropriate or otherwise interfere or conflict with any patent and trademark rights of any third party in any material respect, or (ii) infringe, violate, misappropriate or otherwise interfere or conflict with any other rights, title or interest (including any Proprietary Rights) of any third party in any material respect, and no Group Company has received written notice from any third party in respect of the same.

(d)	All material licenses or other material agreements required by any Significant Group Company to use Group Company Technology have been validly obtained or validly entered into by such Significant Group Company and true and correct copies of these have been made available by the Company to the Purchaser or its representatives as requested as evidenced and set out in the documentation listed in Section B2, Section B6, Section C2 with reference 1, Section C4(i) with reference 6 to 8, Section C4(ii) with reference 6 to 8, Section C4(iii) with reference 1, Section C4(iv) with reference 3 to 4, Section D2 with references 3 and 5 to 7, Section E2 with references 1 to 3 and 8, Section F4 and Section G2 with reference 1 of the Disclosed Documents Index (“Group Company Inbound Technology Licenses”).

(e)	All Group Company Inbound Technology Licenses are valid, binding and in full force and effect. Each Significant Group Company to the Group Company Inbound Technology Licenses has, and to the knowledge of the Company any other party to the Group Company Inbound Technology Licenses has, performed, in all material respects its respective obligations thereunder, and neither such Significant Group Company nor to the knowledge of the Company any other party thereto, is in material default thereunder, nor has there occurred any event or circumstance that would constitute a material default or event of default on the part of such Significant Group Company.

(f)	No Significant Group Company has received written notice that any party to any Group Company Inbound Technology License intends to cancel or terminate any Group Company Inbound Technology License and, to the knowledge of the Company, there are no grounds on which they might be terminated.

(g)	Except with respect to generally commercially available “off the shelf” software used by a Significant Group Company and any Group Company Inbound Technology Licenses, no royalties, fees or other payments are payable by a Significant Group Company to any third party by reason of the possession, development, use, offering, marketing, licensing, distribution, sale or other exploitation of any Group Company Technology, except for any such payables which, individually or in the aggregate, do not exceed US$300,000.

(h)	No Significant Group Company is or will be as a result of the execution or delivery of this Agreement and the other Transaction Agreements to which it is a party, the consummation of the transactions contemplated hereby and thereby or the performance of obligations hereunder or thereunder, or as a result of conducting its business as currently contemplated, in material breach of any license or other agreement relating to Group Company Technology.

(i)	To the knowledge of the Company, no third party is infringing, has infringed or is likely to infringe any Group Company Technology.

(j)	To the knowledge of the Company, each Significant Group Company’s registered patents, copyrights, domain names, trademarks and service marks (including its registered Proprietary Rights, if any) are in full force and effect and are free and clear of any Liens other than Permitted Liens, and each Significant Group Company is current on all the maintenance fees with respect thereto.

(k)	The Group Company Technology comprises all the material Proprietary Rights necessary for the carrying on of the business of the Significant Group Companies in the manner in, and to the extent to, which it is or has been conducted at, and in the two (2) years immediately before, Closing.

3.18	Data Protection.

(a)	Each Significant Group Company complies, and has at all times within the last two (2) years complied, with all applicable data protection Law in all material respects, and no Significant Group Company has received any written notice or written allegation that any Significant Group Company has not complied with any applicable data protection law in any material respect.

(b)	No formal enquiry or information notice has been made or audit undertaken or proposed by any data protection authority responsible for the enforcement of any data protection Law in relation to any Significant Group Company.

(c)	No Significant Group Company has been involved in a material dispute with an individual in respect of any infringement or alleged infringement of any data protection Law and no Significant Group Company has received a written claim for compensation from any individual in respect of any such infringement or alleged infringement in the last two (2) years.

3.19	Information Technology.

(a)	The material information and communication technologies required or used by any Significant Group Company are owned by, or properly licensed, leased or supplied to, such Significant Group Company and, in the last two (2) years, such technologies have not failed except for any failure that did not or would not reasonably be expected to have a Material Adverse Effect, and the present capacity and performance of such technologies is sufficient to satisfy the current business requirements (including requirements as to data volumes) of the Significant Group Companies.

(b)	The Significant Group Companies have in place security processes and/or procedures which are reasonably adequate in accordance with current best industry practice to prevent any material disruptions to the technologies, including but not limited to unauthorised access to and introduction of viruses and other contaminants into the technologies.

3.20	Material Contracts. No Group Company is a party to any agreement or arrangement:

(a)	which was entered into not in the ordinary course of business or not on arm’s length terms;

(b)	which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement other than the Contractual Arrangements or any Group Company Inbound Technology License;

(c)	which establishes any agency, distributorship, marketing, or licensing agreement or arrangement other than any such agreement which, individually or in the aggregate, imposes an obligation or liability on such Group Company of less than US$300,000; or

(d)	under which any Group Company has sold or disposed of any company or business where it remains subject to any liability (whether contingent or otherwise).

3.21	Default.

In relation to the material contracts of the Group Companies:

(a)	they are legally valid and binding, in full force and effect, and enforceable in accordance with their respective terms against the parties thereto, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganisation and similar laws affecting creditors’ rights generally and to general equitable principles;

(b)	there is no existing material default or breach by any party thereto and no Group Company has received any written notice or claim or allegation of default or breach (actual or threatened) thereof from any party thereto;

(c)	to the Company’s knowledge, there are no circumstances likely to give rise to any breach of such terms, no grounds for rescission, avoidance or repudiation of any of the material contracts, and no notice of termination or of intention to terminate has been received in respect of any thereof; and

(d)	they shall not be rendered void by reason of cross-default, and do not involve, or are not likely to involve, obligations or liabilities which by reason of their nature or magnitude, ought reasonably to be made known to the Purchaser, but which were not made known to the Purchaser or its advisors.

For these purposes a “material contract” is any agreement, contract, indebtedness, liability, arrangement or other obligation having an aggregate value (including in terms of revenue generated), cost or liability of US$2,000,000 or more or that is material to the condition (financial or otherwise), assets or business of the Group, taken as a whole.

3.22	Litigation. There is no Action in progress, pending or, to the Company’s knowledge, currently threatened against (a) any Group Company or (b) against any officer, director or employee of any Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, any Group Company, as a claimant, defendant in or otherwise a party to, such Action.

3.23	Registration Rights. Except as provided in the Investors’ Rights Agreement, no Group Company has granted or agreed to grant any Person or entity any registration rights with respect to any of the securities of any Group Company.

3.24	Compliance with Laws and Other Instruments.

(a)	Each Group Company has at all times conducted its business and corporate affairs and established its corporate structures in accordance with all applicable laws and regulations in all material respects, including attendance to regulatory filings and maintenance of all corporate records.

(b)	The Singapore Sub has adopted on 31 October 2014 an Anti-Bribery Policy (referred to in Section B7 with reference 5 of the Disclosed Documents Index), as amended on 3 February 2015, and since such adoption on 31 October 2014 has conducted its business and corporate affairs in accordance with the then applicable policy.

(c)	None of: (i) the Group Companies; (ii) to the knowledge of the Company, any director, officer or employee of any Group Company; or (iii) to the knowledge of the Company, any person who is a person acting on behalf of (or holding an equity interest in) any Group Company has: (A) made, given, authorised or offered, or promised to make, give, authorise or offer, any financial or other advantage (including any payment, loan, gift or transfer of anything of value), directly or indirectly, to or for the use or benefit of any Government Official or another Person, in order to assist any Group Company in improperly obtaining or retaining business for or with any person, in improperly directing business to any person, or in securing any improper advantage; (B) established or maintained any unlawful or unrecorded fund of monies or other assets or made any false or fictitious entries in the books or records of any Group Company or made any unlawful or undisclosed payment, in each case, on behalf of such Group Company; or (C) taken any other action which would violate applicable Anti-Bribery Law or any applicable laws relating to economic or trade sanctions, including the laws or regulations implemented by the Office of Foreign Assets Controls of the United States Department of the Treasury and any similar laws or regulations in other jurisdictions to which the Group Companies are subject.

(d)	The execution and delivery by the Company and the Singapore Sub of, and the performance by the Company and the Singapore Sub of their respective obligations under, the Transaction Agreements will not contravene (a) any provision of applicable Law (and all necessary licenses, consents, authorizations and approvals have been obtained), (b) any constitutional documents of the Company, the Singapore Sub or any other Group Company, (c) any agreement or other instrument binding upon the Company, the Singapore Sub or any other Group Company, or (d) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company, the Singapore Sub or any other Group Company.

3.25	Tax Matters.

(a)	The provisions for Taxes in the Financial Statements are sufficient in respect of all accrued and unpaid applicable Taxes of each Group Company, whether or not assessed, deferred or disputed as of the date of the balance sheet. From 31 December 2014, no Group Company has been involved in any transaction which has given or may give rise to any liability for Taxes on any Group Company (or would have given or might give rise to such a liability but for the availability of any relief) other than may be incurred as Tax in respect of actual (not deemed) normal business income or receipts of the member of the Group arising from transactions entered into in the ordinary course of its operations. All liabilities, whether actual, deferred or disputed, of each member of the Group for Taxes measured by reference to income, profits or gains earned, accrued or received on or before the Closing or arising in respect of an event occurring or deemed to occur on or before the Closing are fully provided for or (as appropriate) disclosed in the Financial Statements.

(b)	No Group Company is involved in any current dispute with any Tax Authority and has not been the subject of any extraordinary examinations, investigations or audits by any Tax Authority, and to the Company’s knowledge none are threatened or pending in respect of any Group Company and to the Company’s knowledge, there are no facts which would reasonably be expected to cause such an examination, investigation or audit to be instituted.

(c)	All transactions between members of the Group have been and are on fully arm’s length terms. No Tax Authority has made or attempted to make any adjustment for Tax purposes (a “Transfer Pricing Adjustment”) to the terms on which any such transaction is treated as taking place.

(d)	Each Group Company has duly, and within any appropriate time limits, properly filed all material Tax returns required to have been completed and has maintained all material records required to be maintained for Tax purposes. Each Group Company has paid all Taxes due and payable in full and in a timely manner.

(e)	Each member of the Group has made all Required Deductions and all such payments of or on account of Tax as should have been made to any Tax Authority in respect of such Required Deductions.

(f)	No transaction in respect of which any consent, ruling, confirmation or clearance (each a “ruling”) was required or sought from any Tax Authority has been entered into or carried out by any member of the Group without such ruling having first been properly obtained and the terms of such ruling have been complied with. Other than the DEI Incentive, no Tax Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to any Group Company’s affairs.

(g)	No relief from, against, or in respect of any Taxation has been claimed and/or given to any Group Company (including, without limitation, the DEI Incentive) which could or to the knowledge of the Company, might reasonably be expected to be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any Event (including, without limitation, the subscription for Purchased Shares hereunder).

(h)	In respect of all documents which establish or are necessary to establish the title of any member of the Group to any material asset, or by virtue of which any Group Company has any material right, all applicable stamp duties or registration charges or similar duties or charges have been duly paid.

(i)	The Singapore Sub has, in respect of each employee or officer (or former employee or officer) of the Singapore Sub who is participating or has participated in the Option Plan, complied with the applicable laws of Singapore in disclosing the matters required to be disclosed in such employee’s Remuneration Returns.

(j)	Each member of the Group is and has at all times been resident only in the country of incorporation for all Taxation purposes. No member of the Group is subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

3.26	Interested Party Transactions. Save as in connection with their employment with the Group Companies and the Contractual Arrangements, no officer or director of a Group Company or to the Company’s knowledge any Affiliate of any such Person has any interest in or any agreement, understanding, or proposed transaction with any Group Company, or is indebted to any Group Company, nor is any Group Company indebted to any of them. No officer or director of a Group Company or to the Company’s knowledge, no Affiliate of any officer or director of a Group Company is directly or indirectly interested in any contract with a Group Company (other than their employment contract) or any asset used by a Group Company.

3.27	Disclosure. No representation or warranty by the Company in this Agreement or in any written statement or certificate furnished or to be furnished to the Purchaser pursuant to any Transaction Agreement contains or will contain any materially untrue statement of fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading in any way. The Company has provided the Purchaser with all the information that the Purchaser has reasonably requested for deciding whether to enter into this Agreement.

3.28	Employment.

(a)	The Standard Terms and Conditions of Employment are applicable to all Key Employees and the Key Employees are each employed by the Company or the Singapore Sub, as the case may be.

(b)	The PIIA is applicable to, and binding upon the employees of the Company.

(c)	No notice to terminate or suspend the contract of employment of any Key Employee of the Company or the Singapore Sub (whether given by the Company, Singapore Sub or by the employee) is pending, outstanding or threatened and none of the Key Employees of the Company or the Singapore Sub has tendered to the Company or the Singapore Sub (as the case may be) his or her resignation or has otherwise indicated to the Company or the Singapore Sub his or her intention to leave the employment of the Company or the Singapore Sub (as the case may be).

(d)	Other than the Option Plan, there are no share incentive schemes, share option schemes or profit sharing, bonus or other incentive schemes applicable to any of the past or present directors or employees of the Company.

(e)	The Option Schedule is true and accurate and sets out the strike price, issuance date and vesting period of all options granted pursuant to the Option Plan.

(f)	There are no agreements between any Group Company and trade unions or labor representative bodies.

There is no arrangement under which the Group Companies have any obligation to provide or contribute towards retirement, pension, death, ill-health, disability or accident payments or benefits in respect of its past or present officers and employees, or bound to introduce any such arrangement, except for arrangements under any public law, statute or regulation to which any Group Company is obliged to contribute.

(g)	Each of the Group Companies has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all material respects with:

i.	all obligations imposed on it by all statutes, regulations and codes of conduct and practice relevant to the relations between it and its employees and has maintained current adequate and suitable records regarding the service of each of its employees;

ii.	all collective agreements and customs and practices for the time being dealing with such relations or the conditions of service of its employees; and

iii.	all relevant orders, declarations and awards made under any relevant statute, regulation or code of conduct and practice affecting the conditions of service of its employees.

3.29	No Gambling Activities. No Group Company is engaging, directly or indirectly, in any gambling activities.

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser hereby represents and warrants to the Company as follows as of the date hereof:

4.1	Organization, Good Standing and Qualification. It is duly organised, validly existing and duly registered under, and by virtue of, the relevant laws in the jurisdiction of its incorporation, and has all requisite power and authority to carry on its business as now conducted.

4.2	Authorisation. All corporate action on the part of the Purchaser, its directors and shareholders necessary for the authorisation, execution and delivery of each Transaction Agreement, and the performance of its obligations under each Transaction Agreement, has been taken or will be taken prior to the Closing. The Transaction Agreements will, when executed, constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganisation and similar laws affecting creditors’ rights generally and to general equitable principles.

4.3	Investigation, Economic Risk. It is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment in the Purchased Shares.

4.4	Purchase for Own Account. It is, or will be, acquiring the Purchased Shares for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof. By executing this Agreement, the Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or any third person, with respect to any such securities.

4.5	Investment Experience. It has substantial experience in evaluating and investing in private placement transactions of securities in companies and acknowledges that it can protect its own interests. It has such knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of its investment in the Company.

5.	ADDITIONAL AGREEMENTS.

5.1	Conduct of Business. Subject to the other terms of this Agreement, during the period from the date of this Agreement and continuing until the Closing, the Company shall, and shall procure that each Significant Group Company shall, unless otherwise agreed to in writing by the Purchaser,

(a)	conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(b)	pay its debts and taxes when due; and

(c)	pay or perform all other obligations when due.

5.2	Use of Proceeds. Except for the payment of reasonable expenses incurred in connection with the Transaction Agreements and the transactions contemplated hereby including fees payable to the placement agents, the entire proceeds from the Purchase Price shall be used for working capital needs and future acquisitions for the Group Companies.

5.3	Reports. The Company shall procure that the Board receives regular reports in a manner consistent with the Company’s internal guidelines from the Group’s business teams as to the compliance of the Group’s business divisions with all applicable laws and regulations.

5.4	Further Assurances. Each of the Company and the Purchaser shall, and shall use reasonable efforts to urge that any necessary third party shall, from time to time execute such documents and perform such acts and things as either of the Company or the Purchaser may reasonably require to transfer the Purchased Shares to the Purchaser and to give each of them the full benefit of this Agreement. The Company shall include a confirmation that it has complied with the Investors’ Rights Agreement in all material respects in its annual board materials.

5.5	Obligations of Purchaser. The Purchaser shall perform its obligations under this Agreement and to consummate the Closing on the terms and subject to the conditions set forth in this Agreement.

6.	CONDITIONS OF THE PURCHASER’S OBLIGATIONS AT THE CLOSING. The obligations of the Purchaser to consummate the Closing under Section 2 of this Agreement are subject to the fulfillment, to the reasonable satisfaction of the Purchaser on or prior to the Closing, or waiver by the Purchaser, of the following conditions:

6.1	Representations and Warranties. Each of the representations and warranties of the Company contained in Section 3 shall have been true and complete in all material respects when made except that (a) in each case for those representations and warranties that address matters only as of a particular date, such representations will have been true and complete in all material respects as of such particular date and (b) any representations and warranties that were qualified as to materiality or Material Adverse Effect shall instead be true and correct in all respects, and the Fundamental Warranties shall be true and complete in all respects when made and on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

6.2	Performance. The Company and the Singapore Sub shall have performed and complied in all material respects with all obligations and conditions contained in this Agreement that are required to be performed or complied with by them, on or before the Closing.

6.3	Authorizations. All consents of any competent Governmental Authority or of any other Person that are required to be obtained by the Company and the Singapore Sub in connection with the consummation of the transactions contemplated by the Transaction Agreements (including but not limited to those related to the lawful issuance and sale of the Purchased Shares, and any waivers of notice requirements, rights of first refusal, preemptive rights, put or call rights) shall have been duly obtained and effective as of the Closing.

6.4	Proceedings and Documents. All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incidental thereto, including without limitation written approval from all of the then current holders of equity interests of the Company and the Singapore Sub, as applicable, with respect to this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby, shall have been completed.

6.5	Memorandum and Articles. The Memorandum and Articles, in the forms attached hereto as Exhibit B, shall have been duly adopted by all necessary action of the Board and/or the members of the Company.

6.6	Transaction Documents. Each of the parties to the Transaction Agreements, other than the Purchaser, shall have executed and delivered such Transaction Agreements to the Purchaser.

6.7

Ponorogo Closing. The Ponorogo Subscription has been consummated pursuant to the Ponorogo Share Subscription Agreement and there has not been any amendment, waiver or supplement to the Ponorogo Share Subscription Agreement since the date hereof until the date of the Closing.

Notwithstanding the foregoing, payment by the Purchaser of the Purchase Price at the Closing hereunder shall not be conditioned upon any payment by Ponorogo to the Company of its purchase price under the Ponorogo Share Subscription Agreement in the amount of US$130 million (the “Ponorogo Purchase Price”), provided that in the event Ponorogo has not fully paid the Ponorogo Purchase Price by the 7th day following the Closing hereunder (for the avoidance of doubt, the Company shall, as soon as possible, but in no event later than the 7th day following the Closing, present evidence to the Purchaser’s satisfaction that the Company has received the full amount of the Ponorogo Purchase Price, and any failure to present such evidence in time shall be deemed to be conclusive evidence that the Company has not received the Ponorogo Purchase Price), the Company and the Singapore Sub, with the reasonable cooperation to be provided by the Purchaser, shall take any and all actions to the extent necessary to reverse the transactions that have occurred hereunder within the 10th day following the Closing (the “Repayment Deadline”), including, among other things, the Company’s repayment to the Purchaser any Purchase Price already paid by the Purchaser to the Company hereunder and the repurchase and cancellation of any Purchased Shares issued hereunder upon such repayment in full of the Purchase Price, so that the Parties will be in a position as if none of the actions taken pursuant to this Agreement had occurred. If the Purchase Price shall be repaid by the Company to the Purchaser pursuant to the foregoing sentences in this Section 6.7 but has not been repaid by the Repayment Deadline, the Purchase Price repayable shall bear interest at the rate of the lesser of 24% per annum or the maximum interest rate permitted under applicable law.

7.	CONDITIONS OF THE COMPANY’S OBLIGATIONS AT CLOSING. The obligations of the Company owed to the Purchaser under Section 2 of this Agreement are subject to the fulfillment, to the reasonable satisfaction of the Company on or prior to the Closing, or waived in writing by the Company, of the following conditions:

7.1	Representations and Warranties. The representations and warranties of the Purchaser contained in Section 4 shall have been true and complete when made and shall be true and complete in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing, except that the representations and warranties of the Purchaser contained in Sections 4.1 and 4.2 shall have been true and complete in all respects when made and on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

7.2	Performance. The Purchaser shall have performed and complied with all covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Purchaser on or before the Closing.

7.3	Ponorogo Closing. The Ponorogo Subscription has been consummated pursuant to the Ponorogo Share Subscription Agreement.

8.	TERMINATION.

8.1	This Agreement may be terminated prior to Closing by mutual written consent of the Company and the Purchaser.

8.2	In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that the terms of Sections 8.2, 10 and 11 shall survive any termination of this Agreement, and that the termination of this Agreement shall not affect any of the rights and obligations of a Party that have accrued prior to such termination.

9.	INDEMNIFICATION.

9.1	The Company and the Singapore Sub (together, the “Indemnitors”) covenant to pay the Purchaser (on a joint and several basis) an amount equal to the sum of: (x) 1.07% of any and all losses and liabilities suffered, sustained or incurred by each Group Company; and (y) to the extent not taken into account in (x) above, any and all direct and actual losses, liabilities, damages, claims, penalties, settlements, costs and expenses, including without limitation reasonable advisors’ fees and other reasonable investigation, defense and resolutions expenses, paid, suffered, sustained or incurred by the Purchaser and its respective Affiliates, directors, employees, agents, representatives, assignees and transferees (each individually, an “Indemnitee” and collectively, the “Indemnitees”), in respect of each of (x) and (y), resulting from, or arising out of, or due to any of the following (each individually, an “Indemnifiable Loss”, and collectively the “Indemnifiable Losses”); provided that, any similar payment made by any Group Company for similar indemnifiable losses to any other indemnitee pursuant to such other share subscription agreement in respect of the shares of the Company shall not be taken into account when determining the losses and liabilities suffered, sustained or incurred by any Group Company:

(a)	any breach or violation of any representation, warranty, covenant or agreement made by the Company contained herein; and

(b)	any claim for Tax which has been made or may hereafter be made against any Group Company wholly or partly in respect of, by reference to or in consequence of any Event occurring (or deemed for Tax purposes to occur) on or before the Closing, or any income, profits or gains earned, accrued or received by any Group Company (or deemed for Tax purposes to be earned, accrued or received) on or before the Closing and any reasonable costs, fees or expenses incurred and other liabilities which any Group Company may properly incur in connection with the investigation, assessment or the contesting of any claim, the settlement of any claim for Tax and any legal proceedings in which a Group Company participates in respect of the claim for Tax and the enforcement of any arbitration award or judgment whether or not such Tax is chargeable against or attributable to any other person; provided, however, that the Company and the Singapore Sub shall be under no liability in respect of Taxation:

(i)	that is promptly cured without recourse to cash or other assets of any Group Company;

(ii)	to the extent that appropriate provision, reserve or allowance has been made for such Tax in the Financial Statements;

(iii)	arising as a result of, in respect of or in consequence of any Transfer Pricing Adjustment;

(iv)	if it is Tax on income, profits, or gains earned accrued or received by any Group Company in the ordinary course of business of such Group Company since 31 December 2014, other than Tax arising as a result of, in respect of or in consequence of:

(A)	any failure of any Group Company adequately to make any Required Deductions; or

(B)	any failure of the Singapore Sub to comply with its obligations in respect of the Remuneration Returns for each of its employees, as required and in accordance with the provisions of Singapore law; or

(v)	to the extent that the liability arises as a result only of a provision or reserve in respect of the liability made in the Financial Statements being insufficient by reason of any change in Tax laws or regulations announced after the Closing with retrospective effect.

9.2	Indemnification Claims. If the Purchaser or other Indemnitee believes that it has a claim that may give rise to an obligation of any Indemnitor pursuant to this Section 9, it shall give notice thereof to the relevant Indemnitor as soon as practicable stating specifically the basis on which such claim is being made, the material facts related thereto (to the extent to which it is aware of them) and a good faith estimate of the amount of the claim asserted.

9.3	Third Party Claims. In the event of a third party claim against (i) an Indemnitee; or (ii) any Group Company, for which such Indemnitee seeks indemnification from an Indemnitor pursuant to this Section 9, then:

(a)	no settlement shall be deemed conclusive with respect to whether there was an Indemnifiable Loss or the amount of such Indemnifiable Loss unless such settlement is consented to by the relevant Indemnitor;

(b)	the relevant Indemnitor may defend such claim at their own expense through counsel of its own choosing; and

(c)	the relevant Indemnitor shall have sole control of the defense and settlement of such claim provided that:

(i)	the Indemnitee shall be afforded the opportunity to approve counsel selected by such Indemnitor, with such approval not to be unreasonably withheld;

(ii)	without limiting such Indemnitor’s right of control, the Indemnitee may participate in the defense of the claim through counsel of its own choosing at its sole expense;

(iii)	the Indemnitor will consult with the Indemnitee on the conduct of the claim (including any defense of the claim) and take reasonable account of any representations made in respect of the conduct of the claim by the Indemnitee; and

(iv)	such Indemnitor shall not settle any claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld.

(v)	The Indemnitee shall reasonably cooperate with such Indemnitor in the defense and settlement of such claim and shall not prejudice or do anything to prejudice such claim without the prior written consent of such Indemnitor. Any dispute related to this Section 9 shall be resolved pursuant to Section 11.13 hereof. Notwithstanding any provision to the contrary, such Indemnitor shall indemnify the Indemnitee to the reasonable satisfaction of the Indemnitee against all reasonable out of pocket costs and expenses, including those of its legal advisors, incurred in respect of any claim which is the subject of this Section 9.3.

9.4	General Limitation. Other than in relation to claims under or in respect of any Fundamental Warranties, the Indemnitors shall have no liability in respect of a claim under or in respect of the representations or warranties made by the Company in Section 3 herein unless the aggregate amount of the liability claimed against the Indemnitors in respect of all claims made exceeds US$240,000, in which case the Indemnitors shall be liable for the whole amount and not merely the excess.

9.5	Maximum Claim Limit. The aggregate liability of the Indemnitors for all claims under Section 9.1 shall not exceed US$12,000,000, other than in relation to claims under or in respect of the Fundamental Warranties or a Tax Claim which shall not exceed the Purchase Price.

9.6	Time Period. No claim in respect of an Indemnifiable Loss shall be brought by the Purchaser or other Indemnitee:

(a)	against any Indemnitor in respect of any claim for Indemnifiable Loss under or in respect of the Fundamental Warranties, unless notice in writing of any such claim (on the basis set out in Section 9.2) has been given to the relevant Indemnitor on or prior to the earlier to occur of (i) the date falling thirty-six (36) months after the date of Closing; and (ii) the closing of a Qualified Public Offering.

(b)	against any Indemnitor in respect of any Tax Claim, unless notice in writing of any such claim (on the basis set out in Section 9.2) has been given to the relevant Indemnitor on or prior to the earlier to occur of (i) the closing of a Qualified Public Offering; and (ii) the expiration of the applicable statute of limitation; and

(c)	against any Indemnitor in respect of any claim for Indemnifiable Loss that is not under or in respect of a Fundamental Warranty or a Tax Claim, unless notice in writing of any such claim (on the basis set out in Section 9.2) has been given to the relevant Indemnitor on or prior to the date falling fifteen (15) Business Days after the delivery to the Purchaser by the Company of the audited consolidated financial statements for the Company for the financial year ending 31 December 2015.

9.7	No Double Recovery. The Indemnitees shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one claim which is the subject of this Section 9.

9.8	Exceptions to Limitations; Sole and Exclusive Remedy. Sections 9.4, 9.5 and 9.6 shall not apply to any claim resulting from fraud or from any Indemnitor (or any Person(s) on behalf of any Indemnitor) making any statement, promise or forecast known by that Person or Persons to be misleading, false or deceptive, or dishonestly concealing any material fact or recklessly making (dishonestly or otherwise) a statement, promise or forecast which is misleading, false or deceptive or from a breach of Section 3.2. Notwithstanding any other provision contained herein, absent fraud by any Indemnitor (or any Person(s) on behalf of any Indemnitor), this Section 9 shall be the sole and exclusive remedy of the Indemnitees for any claim against the Group Companies for any breach or violation of any representation, warranty, covenant or agreement made by any Group Company contained herein.

10.	CONFIDENTIALITY AND NON-DISCLOSURE.

10.1	Disclosure of Terms. Each Party acknowledges that the terms and conditions (collectively, the “Terms”) of this Agreement, the other Transaction Agreements, and all exhibits, schedules, restatements and amendments hereto and thereto, including their existence and any negotiations in connection with them, shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below.

10.2	Permitted Disclosures. The confidentiality obligations set out in this Section 10 do not apply to:

(a)	information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by another Party or, after it was furnished to that Party, entered the public domain otherwise than as a result of (i) a breach by that Party of this Section 10, or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that Party;

(b)	information the disclosure of which is necessary in order to comply with any applicable law, the order of any competent court or authority, the requirements of a stock exchange, parliamentary body, governmental agency or to obtain Tax or other clearances or consents from any relevant authority or in connection with responding to any request from any Tax Authority; or

(c)	any information disclosed by any Party to their respective Affiliates, and its and their employees, bankers, financial advisers, consultants, auditors, insurers and legal or other advisers for the purpose of this Agreement and the transactions contemplated hereunder and, in the case of the Purchaser, in connection with periodic reporting obligations of it and its Affiliates to their investors.

10.3	Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation pursuant to securities laws and regulations) to disclose the existence of this Agreement or any Terms pursuant to Section 10.2(b) above, such Party shall, if and to the extent that it can lawfully do so, provide the other Parties with prompt written notice of that fact so that the appropriate Party may seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy. In such event, the disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information to the extent reasonably requested by any non-disclosing Party.

10.4	Announcements.

(a)	No Party shall make or authorise the making of any announcement concerning the existence or subject matter of this Agreement unless the other Parties shall have given their prior consent to such announcement (such consent not to be unreasonably withheld or delayed).

(b)	Section 10.4(a) shall not apply to:

(i)	any information which is required to be announced pursuant to any applicable laws or any requirement of any competent governmental or statutory authority or rules or regulations of any relevant regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange or securities council); or

(ii)	any information which is required to be announced pursuant to any legal process issued by any court or tribunal of competent jurisdiction.

Where any announcement is made in reliance on the foregoing exception, the Party making the announcement shall, to the extent that it can lawfully do so, consult with the relevant other Party in advance as to the form, content and timing of such announcement.

11.	MISCELLANEOUS.

11.1	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without reference to its conflict of laws principles.

11.2	Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties. No Party shall (nor shall it purport to) assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare or dispose of any right or interest in it without the prior written consent of the other Parties.

11.3	Entire Agreement. This Agreement, the other Transaction Agreements and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the Parties with regard to the subjects hereof and thereof and supersede any prior agreement (whether oral or written) relating to the transactions contemplated in this Agreement.

11.4	Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given: (a) when hand delivered to a Party; (b) when sent by facsimile at the number set forth below, upon a successful transmission report being generated by the sender’s machine; (c) when sent by email at the time the email is sent (provided that a copy of the notice is sent by another method referred to in this Section 11.4 within one (1) Business Day of sending the email or (d) three (3) Business Days after deposit with an internationally reputable delivery service provider, postage prepaid, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

To the Company:

Garena Interactive Holding Limited

1 Fusionopolis Place, #17-10, Galaxis, Singapore 138522

Fax: +65 6270 8700

Attention: Mr Li Xiaodong / Ms. Yanjun Wang

Email address: lif@garena.com / wangy@garena.com

To the Purchaser:

Tencent Limited

c/o Tencent Holdings Limited

Level 29, Three Pacific Place

1 Queen’s Road East

Wanchai, Hong Kong

Attention: Compliance and Transactions Department

Email: legalnotice@tencent.com

with a copy to:

Tencent Building, Keji Zhongyi Avenue,

Hi-tech Park, Nanshan District,

Shenzhen 518057, PRC

Attention: Mergers and Acquisitions Department

Email: PD_Support@tencent.com

A Party may change or supplement the addresses and numbers given above, or designate additional addresses and numbers, for purposes of this Section 11.4 by giving the other Parties written notice of the new address or number (as relevant) in the manner set forth above.

11.5	Amendments and Waivers. This Agreement may be amended only with the prior written consent of the Parties.

11.6	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default of any other Party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver on the part of any Party of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Parties shall be cumulative and not alternative.

11.7	Finder’s Fees. Each Party: (a) represents and warrants to the other Parties hereto that it has not retained any finder or broker other than the placement agents retained by the Company, in connection with the transactions contemplated by this Agreement; and (b) hereby agrees to indemnify and to hold harmless the other Parties hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability), except for any fees payable to the placement agents by the Company, for which the indemnifying Party or any of its employees or representatives are responsible.

11.8	Costs. Each Party shall bear its own legal and other costs and expenses of and incidental to the negotiation, preparation, execution and performance by it of this Agreement and all ancillary documents.

11.9	Titles and Subtitles. The titles of the Sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

11.10	Counterparts; Reproductions. This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. A facsimile, portable document file (PDF) or other reproduction of this Agreement may be executed by one or more Parties and delivered by such Party by facsimile, electronic mail or any similar electronic transmission pursuant to which the signature of or on behalf of such Party can be seen. Delivery of a counterpart of this Agreement by e-mail attachment or facsimile shall be an effective mode of delivery.

11.11	Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement, the relevant provision shall have no effect in that respect and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

11.12	Third-party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act Chapter 53B of Singapore, to enforce any term of, or enjoy any benefit under, this Agreement.

11.13	Dispute Resolution.

(a)	Arbitration. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Section. The Tribunal shall consist of three (3) arbitrators. The Purchaser and the Company shall each appoint one (1) arbitrator and the third (3rd) arbitrator, who shall act as presiding arbitrator of the Tribunal, shall be chosen by the two (2) arbitrators appointed by or on behalf of the parties. If he is not chosen by the two (2) arbitrators within thirty (30) days of the date of appointment of the later of the two (2) party-appointed arbitrators to be appointed, he shall be appointed by the President of the Court of Arbitration of the Singapore International Arbitration Centre. The language of the arbitration shall be English.

(b)	Arbitration Award. An award of the Tribunal shall be final and binding on the parties to the arbitration. Judgment may be entered on an award in any court having jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective attorney fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party (i) its share of the costs and expenses of the arbitration, and (ii) reasonable attorney fees and expenses.

11.14	MFN Treatment. The Company and the Singapore Sub hereby jointly and severally undertake to the Purchaser that, to the extent that Ponorogo’s rights under the Ponorogo Share Subscription Agreement and any other agreements (if any), are more favorable than the Purchaser’s rights hereunder with respect to the subscription of the Series B Preference Shares, the Purchaser shall be entitled to such more favorable rights unless otherwise waived by the Purchaser in writing; provided, however, that, for the avoidance of doubt, the Purchaser acknowledges and agrees that, taking into account the number of the Purchased Shares and the aggregate Purchase Price under each of this Agreement and the Ponorogo Share Subscription Agreement, the Purchaser’s rights under Sections 9.1(x), 9.4 and 9.5 hereof are no less favorable than those of Ponorogo under the relevant sections of the Ponorogo Share Subscription Agreement and any other agreements (if any).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

GARENA INTERACTIVE HOLDING LIMITED

By:	/s/ Li Xiaodong
Name:	Li Xiaodong
Title:	Chairman

GARENA ONLINE PRIVATE LIMITED

By:	/s/ Li Xiaodong
Name:	Li Xiaodong
Title:	Director

SIGNATURE PAGE TO TENCENT SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

TENCENT LIMITED

By:	/s/ Ma Huateng
Name:	Ma Huateng
Title:	Director

SIGNATURE PAGE TO TENCENT SHARE SUBSCRIPTION AGREEMENT

SCHEDULE 1

DISCLOSURE SCHEDULE

SCHEDULE 2

SIGNIFICANT GROUP COMPANIES

EXHIBIT A

FORM OF INVESTORS’ RIGHTS AGREEMENT

EXHIBIT B

FORM OF MEMORANDUM AND ARTICLES

EXHIBIT C

OPTION SCHEDULE